Exhibit 10(h)

SETTLEMENT AGREEMENT

This Settlement Agreement (“Agreement”) is by and between Merit Audio Visual, Inc. (“Merit”), a New York corporation with its principal place of business at 132 West 21st Street, New York, New York 10011 and doing business as Merit Software, and Siboney Corporation (“Siboney”), a Maryland corporation with its principal place of business at 325 North Kirkwood Road, Suite 300, St. Louis, Missouri 63122, Siboney Learning Group Inc. (“SLG”), a Texas corporation with its principal place of business at 325 North Kirkwood Road, Suite 300, St. Louis, Missouri 63122, and Ernest R. Marx (“Marx”), the president of Siboney Corporation and Siboney Learning Group, who resides in St. Louis, Missouri. Merit, Siboney, SLG and Marx may be referred to individually as a “Party” or collectively as the “Parties”.
WHEREAS, on or about September 4, 1996, Merit and Siboney entered into a Software Distribution and License Agreement. On or about November 12, 1996, Merit and Siboney entered into an Amendment of that Software Distribution and License Agreement. The Software Distribution and License Agreement and its Amendment will be collectively referred to as the “License Agreement” and copies of thereof are attached hereto as Exhibit A;
WHEREAS, Merit represents and warrants that it owns U.S. Copyright Registrations TX 4-436-008, TX 4-436-009, TX 4-436-010, TX 4-436-011, TX 4-436-012, TX 4-436-014, TX 4-436-019, TX 4-436-020, TX 3-738-555, TX 4-444-245 and TX 4-446-214 (“Merit Registrations”) protecting certain software including “Word Demons,” “Writing Demons,” “Grammar Demons,” “Write It Right,” “Developing Critical Thinking Skills for Effective Reading,” “Writing About Reading,” “Accu-Reading,” “Diagnostic Prescriptive Reading,” and “Paragraph Punch” (hereinafter entitled “Merit Software” in this Agreement);
WHEREAS, on or about June 25, 2004, Merit sued Siboney, SLG and Marx in the United States District Court for the Eastern District of Missouri, No. 4:04-CV-00785-

ERW (the “Current Action”), alleging infringement of the above-referenced copyrights and breach of the License Agreement;
WHEREAS, on or about September 9, 2004, Siboney, SLG, and Marx counter-sued Merit in the Current Action, seeking declaratory judgments of copyright invalidity, noninfringement, and that they (Siboney, SLG, and Marx) did not breach the License Agreement and alleging breach of the License Agreement by Merit;
WHEREAS, in the Current Action plaintiff moved for a preliminary injunction and the Parties agreed to a Consent Order which was signed and entered on July 12, 2004 by Judge E. Richard Webber, a copy of which is Exhibit B hereto, and the Parties wish to continue said Consent Order in full force and effect, to the extent stated herein below;
WHEREAS, defendants warrant and represent that, to the best of their knowledge and belief, they have complied fully with the terms of the Consent Order of July 12, 2004, and intend to do so in the future;
WHEREAS, defendants warrant and represent that, to the best of their knowledge and belief, all sales of products containing Merit Software, sold in the U.S. or anywhere in the world by any of the defendants, up to and including sales reported in the latest royalty report from SLG to Merit, have been truly and accurately reported to Merit;
WHEREAS, defendants warrant and represent that, to the best of their knowledge and belief, they have not licensed or facilitated the use, manufacturing or copying by others of any Licensed or Converted Software, or any Merit Software, in the U.S. or anywhere in the world except as a result of sales reported to Merit;
WHEREAS, Merit warrants and represents that, to the best of its knowledge and belief, it is not aware of (1) any failure by the defendants to comply fully with the terms of the Consent Order of July 12, 2004, (2) any failure by the defendants to report all sales of products containing Merit Software, sold in the U.S. or anywhere in the world by any of the defendants, up to and including sales reported in the latest royalty report from SLG to Merit, (3) any license by the defendants or facilitation by the defendants of the use, manufacturing or copying by others of any Licensed or Converted Software, or any

Merit Software, in the U.S. or anywhere in the world except as a result of sales reported to Merit;
WHEREAS, the Parties hereto desire to have the Court retain jurisdiction over this matter for the purposes of enforcing the Consent Order and enforcing this Settlement Agreement;
WHEREAS, the Parties wish to terminate the License Agreement and the sale of products by the defendants using Merit Software, but wish to do so in an orderly fashion and without excessive damage or inconvenience to the defendants’ then existing customers and without diminishing their right to receive maintenance, support, and upgrades from SLG regarding products containing Merit Software as provided herein;
WHEREAS, the Parties acknowledge that the termination of the License Agreement herein does not affect, diminish, or terminate Siboney’s rights in the Converted Software as recognized by paragraph 4.2 of the License Agreement;
WHEREAS, defendants wish to continue selling products pursuant to the license granted in the License Agreement for a time sufficient to enable them to facilitate the replacement of the Merit Software contained in their products with other software;
WHEREAS, Merit is willing to grant an extension of the License Agreement to the extent necessary to serve these purposes; and
WHEREAS, the Parties now desire to settle and resolve all claims relating to the License Agreement, including the Current Action, according to the terms and conditions set forth herein.
NOW THEREFORE, in consideration of the warranties and representations, and the mutual covenants and promises contained herein, the sufficiency of which the Parties irrevocably acknowledge, the Parties agree as set forth below.

ARTICLE 1
Payment and Royalties

1.1 Effectiveness. This Agreement shall be effective the date on which this Agreement is fully executed by the Parties (the “Effective Date”).

1.2 Payment. SLG shall make payments to Merit as set forth in paragraphs 1.2.1-1.2.3. Merit shall return to SLG within ten (10) days of the Effective Date the two checks in the respective amounts of Forty-seven thousand Five hundred and three 00/100 U.S. Dollars ($47,503.00) and Two thousand Five hundred and Forty-eight 00/100 U.S. Dollars ($2,548.00) that were delivered by SLG to Merit in July 2004 for payment of royalties on SLG’s Orchard Home software products.

1.2.1 Immediate Payment of Certain Amount. Within ten (10) days of the Effective Date of this Agreement, SLG will pay to Merit the sum of Four Hundred and Sixty-five Thousand and 00/100 U.S. Dollars ($465,000.00). Payment will be made by cashier’s check payable and delivered to Merit at its principal place of business.

1.2.2 Future Payments of Certain Amounts. SLG will pay to Merit two additional payments in the amounts of One Hundred Thousand and 00/100 U.S. Dollars ($100,000.00) each. Each of these additional payments will be made by cashier’s check and delivered to Merit at its principal place of business on or before September 30, 2005 and September 30, 2006, respectively.

1.2.3 Royalties. SLG will continue to pay to Merit royalties required under the License Agreement through its termination date as provided in this Agreement. The royalties will be calculated based upon “Net Sales” as provided in the License Agreement without any deduction ($1000 or other amount) from the price of the software products for any assessment. SLG guaranties that the total amount of royalties to be paid for the fourth quarter of 2004, the first quarter of 2005, the second quarter of 2005, and the third quarter of 2005, collectively, shall not be less than Eighty Thousand and 00/100 U.S. Dollars ($80,000.00) , and the total amount of royalties to be paid for the fourth quarter of 2005 shall be not less than Ten Thousand and 00/100 U.S. Dollars ($10,000).

ARTICLE 2
Termination of the License Agreement and Continuing Rights

2.1 Termination. Subject to the continuing rights set forth in Article 2.2 of this Agreement, the Parties agree that the License Agreement will terminate at 11:59 p.m. E.D.T. on December 31, 2005.

2.2 Continuing Rights. The Parties recognize that customers of SLG who have purchased or will purchase products from SLG containing Licensed Software or any Merit components of the Converted Software (as defined in the License Agreement) (hereinafter “Merit Software”) prior to termination of the License Agreement (“Existing Customers”) are entitled to be given continuing service for their products by SLG for some period of time after termination of the License Agreement. Therefore, notwithstanding termination of the License Agreement under Article 2.1 of this Agreement or otherwise, SLG shall have the following continuing, non-exclusive rights:

2.2.1 to repackage, copy, make and distribute Merit Software and to use the source code and documentation therefor, solely for the purpose of providing such Existing Customers with ongoing service, maintenance or support, including, without limitation, (a) honoring Existing Customers’ warranty claims regarding products from SLG containing Merit Software (including without limitation, warranty claims relating to bugs or other software defects, defective media, operating system compatibility, etc.); or

(b) providing upgrades to Existing Customers for products from SLG containing Merit Software that were sold prior to termination of the License Agreement, which may interface or integrate with the Merit Software contained therein, so long as such upgrades (i) are for non-Merit components of the products (e.g., assessment component, management tools, non-Merit instructional content, non-Merit Software portions of the Converted Software, etc.), and (ii) themselves contain no Merit Software. No royalties shall apply to SLG’s exercise of these continuing rights, it being recognized that Merit has or will have already received a royalty for the original sale of the products from SLG containing Merit Software being serviced, maintained or supported.
2.3 Consent Order
The parties hereto hereby agree that the Consent Order (Exhibit B hereto) shall remain in full force and effect after the effective date of this Agreement, except for paragraph 6, which is to be replaced by provisions of this Settlement Agreement.
2.4 Modification of Marketing Materials
Defendants agree to remove references to products created with software licensed from Merit from their web sites and print catalogs by September 30, 2005.
2.5 Upgrades
Defendants will stop making upgrades of Merit Software by December 31, 2006. The parties acknowledge that the foregoing sentence does not restrict or terminate the defendants’ on-going right to upgrade non-Merit Software portions of the Converted Software beyond December 31, 2006.
2.6 Cessation of Support
Defendants agree to stop all support of Merit Software as provided by paragraph 2.2.1(a) by December 31, 2010. The parties acknowledge that the foregoing sentence does not restrict or terminate the defendants’ on-going right to support non-Merit Software portions of the Converted Software beyond December 31, 2010, provided that after December 31, 2010, all Merit Software has been removed from all of Defendants’ patches, bugfixes, upgrades, installation programs, and recordkeeping programs.

2.7 Notification of Resellers
By no later than June 30, 2005, Defendants must notify all SLG Resellers that Merit Software will not be supported any later than December 31, 2010.
2.8 Samples of Replacement Software
Defendants agree to deliver to Merit one (1) copy of each of the following software products:
(a) Orchard Home Software, as sold before July 16, 2004;
(b) Orchard Home Software after replacement of all Merit Software;
(c) Orchard Software, after replacement of all Merit Software;
(d) Educational Activities or any other software, after replacement of all Merit Software;
Each of such samples will be delivered to Merit upon the latest of:
Thirty (30) days after the effective date of this Settlement Agreement, or thirty (30) days after the replacement has been completed.
Within thirty (30) days of Merit’s receipt of the samples, Merit shall notify Defendants by certified mail, effective upon receipt, of any objections relating thereto. If Merit does not provide such notice to Defendants, then the samples shall be deemed acceptable and conforming to all requirements of the Consent Order and this Agreement. Any notice provided by Merit shall be governed by paragraph 5.11 of this Agreement.

ARTICLE 3
Mutual Releases

3.1 Merit. Merit, for itself, its successors, and assigns, releases and forever discharges Siboney (including its past and present directors, officers, shareholders, employees, successors, assigns, customers, and other transferees), SLG (including its past and present directors, officers, shareholders, employees, successors, assigns, customers, and other transferees), and Marx (individually and in his capacity as an officer and director of Siboney and SLG, and including his heirs, successors, and assigns) from any and all suits, liabilities, promises, causes of action, claims, and demands whatsoever in law or in equity whether known or unknown, liquidated or contingent that were or could have been alleged in the Current Action, including, but not limited to, those matters arising or claimed to arise out of any copyrightable work, registered or unregistered (including, but not limited to, the Merit Registrations), the License Agreement, or both, at any time up to the Effective Date of this Agreement.

3.2 Siboney. Siboney, for itself, its successors, and assigns, releases and forever discharges Merit (including its past and present directors, officers, shareholders, employees, successors, assigns, customers, and other transferees) from any and all suits, liabilities, promises, causes of action, claims, and demands whatsoever in law or in equity whether known or unknown, liquidated or contingent that were or could have been alleged in the Current Action, including, but not limited to, those matters arising or claimed to arise out of any copyrightable work, registered or unregistered (including, but not limited to, the Merit Registrations), the License Agreement, or both, at any time up to the Effective Date of this Agreement.

3.3 SLG. SLG, for itself, its successors, and assigns, releases and forever discharges Merit (including its past and present directors, officers, shareholders, employees, successors, assigns, customers, and other transferees) from any and all suits, liabilities, promises, causes of action, claims, and demands whatsoever in law or in equity whether known or unknown, liquidated or contingent that were or could have been alleged in the Current Action, including, but not limited to, those matters arising or claimed to arise out of any copyrightable work, registered or unregistered (including, but not limited to, the Merit Registrations), the License Agreement, or both, at any time up to the Effective Date of this Agreement.

3.4. Marx. Marx, for himself, his heirs, and assigns, releases and forever discharges Merit (including its past and present directors, officers, shareholders, employees, successors, assigns, customers, and other transferees) from any and all suits, liabilities, promises, causes of action, claims, and demands whatsoever in law or in equity whether known or unknown, liquidated or contingent that were or could have been alleged in the Current Action, including, but not limited to, those matters arising or claimed to arise out of any copyrightable work, registered or unregistered (including, but not limited to, the Merit Registrations), the License Agreement, or both, at any time up to the Effective Date of this Agreement.

ARTICLE 4
Dismissal of Current Action

4.1 Within ten (10) days of the Effective Date, Merit and Siboney, SLG, and Marx shall dismiss the Current Action, with prejudice, with the Parties to bear their own costs, in the form attached hereto as Exhibit C.

ARTICLE 5
General Provisions

5.1 Assignment. No Party may assign this Agreement or any right, license, or privilege under this Agreement without the non-assigning Party’s or Parties’, as the case may be, prior written consent, which shall not be unreasonably withheld; except that a Party or Parties, as the case may be, can assign his/its/their rights to a purchaser or transferee of substantially all assets of that Party’s/Parties’ business(es) to which the License Agreement relates, if the purchaser or transferee agrees in writing to be bound by the obligations of the assignor set forth herein.

5.2 Severability. Any invalidity, in whole or in part, of any provision of this Agreement shall not affect the validity of any other of its provisions.

5.3 Waiver. No term or provision of this Agreement shall be deemed waived or any breach excused unless such waiver or consent is in writing and signed by the Party claimed to have waived or consented.

5.4 Amendments. Any changes to this Agreement must be in a writing specifically stating an intention to modify this Agreement and executed by the Party/Parties to be bound.

5.5 Relationship of the Parties. This Agreement shall not create or be deemed to create any relationship of agency, partnership, or joint venture between Merit and Siboney, SLG, and Marx.

5.6 No Third Party Beneficiaries. This Agreement is made and entered into for the sole protection and benefit of the Parties, and no other person or entity shall be a direct or indirect beneficiary of or shall have any direct or indirect cause of action or claim in connection with this Agreement, unless the other person or entity qualifies as assignee as set forth herein.

5.7 Notices. Any notice or other communication required or permitted under this Agreement shall be given in writing by certified mail, effective upon receipt, addressed as follows.
5.7.1 Notices to Merit shall be addressed to:

Mr. Benjamin Weintraub
Merit Audio Visual, Inc.
132 West 21st Street
New York, New York 10011

with a copy to:

Gregor N. Neff, Esq.
Kramer Levin Naftalis & Frankel LLP
919 Third Avenue
New York, New York 10022-3852

5.7.2 Notices to Siboney, SLG, and Marx shall be satisfied by a single notice addressed to:

Mr. Bodie Marx
Siboney Learning Group Inc.
325 North Kirkwood Road, Suite 200
St. Louis, Missouri 63122

with a copy to:

Nicholas B. Clifford, Esq.
Thompson Coburn LLP
One U.S. Bank Plaza
St. Louis, Missouri 63101

5.8 Force Majeure. Any delays in or failure by any of the Parties in the performance of any obligations herein shall be excused in and to the extent such delay is caused by occurrences beyond its control, including, but not limited to, acts of God, strikes or other labor disturbances, war, whether declared or not, sabotage, and any other cause or causes, whether similar or dissimilar to those herein specified, that cannot reasonably be controlled by such Party.

5.9  Warranties And Representations
The Parties hereby incorporate by reference the representations and warranties set forth above in this Settlement Agreement.

5.10 Signature Warranty. By affixing their signature hereto, the Parties acknowledge that they have read and fully understand this Agreement, that they have consulted with their counsel and fully understand the legal ramifications of this Agreement, that they intend to be legally bound by this Agreement, and that they are fully and duly authorized to enter into and execute this Agreement.

5.11 Material Breach. Upon material breach of this Agreement, the non-breaching party shall have the right to recover for such breach only upon giving the breaching party at least thirty (30) days’ notice by certified mail, effective on receipt. Such notice of breach shall specify the reason(s) for the breach. Such right shall not become effective before the expiration of the thirty day period. During the thirty day period, the breaching party shall not file suit or institute any action or proceeding against the non-breaching party for any claim or matter arising under, in connection with, or incident to this Agreement. The breaching party may cure the breach during the thirty day-period. If the breaching party fails to cure the breach, the non-breaching party may terminate this Agreement.

5.12 Applicable Law, Choice of Forum, Jurisdiction. This Agreement shall be governed by and construed under the laws of the State of Missouri, without regard to its conflict of laws provisions.
Further, it is agreed that the Court will retain jurisdiction over both the Consent Order of July 12, 2004 and enforcement of this Settlement Agreement, and that all disputes and matters whatsoever arising under, in connection with, or incident to this Agreement shall be litigated, if at all, before the same court that the Current Action is before (i.e., the United States District Court for the Eastern District of Missouri (Eastern Division), the “Court”). The Parties irrevocably and unconditionally waive and agree not to plead or claim any objection to venue of any action, suit, or proceeding concerning such disputes or matters in the Court, and that any such action, suit, or proceeding brought before the Court has been brought in an inconvenient forum.
Also, the Parties irrevocably consent to personal jurisdiction in the Court with respect to all disputes and matters whatsoever arising under, or in connection with, or incident to this Agreement.

5.13 No Strict Construction. The Parties and their counsels have reviewed this Agreement, and, accordingly, the normal rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

5.14 Headings. All headings in this Agreement are used for convenience only and shall not affect the interpretation of this Agreement.

5.15 Counterparts. This Agreement may be executed in any number of counterparts, including those transmitted to and among the Parties via facsimile or electronic mail with the signatures, including electronic signatures, having the same effect as if the signatures on each counterpart were upon a single document. All counterparts, taken together, shall constitute this Agreement.

5.16 Confidentiality. Merit, Siboney, SLG, and Marx may disclose to third parties the fact that the Current Action has been settled and dismissed with prejudice under a confidential settlement agreement without any party admitting liability. Otherwise, the Parties shall keep the terms of this Agreement confidential and shall not now or hereafter divulge these terms to any third party except for the following permitted disclosures:

5.16.1 with prior written consent of the other Party;

5.16.2 to any governmental body having jurisdiction to call therefore, provided, however, that prior to any such disclosure the disclosing party shall notify the non-disclosing party and both parties shall cooperate in good faith to prepare the relevant disclosures with the goal of minimizing unnecessary disclosure to the governmental body or to any other third parties;

5.16.3 as otherwise may require by law (including any applicable tax or securities laws) or legal process, including legal and financial advisors in their capacity of advising a party in such matters;

5.16.4 during the course of litigation so long as the disclosure of such terms and conditions are restricted in the same manner as is the confidential information of other litigating parties and so long as (a) the restrictions are embodied in a court-entered Protective Order and (b) the disclosing party informs the other party in writing at least ten (10) days in advance of the disclosure;

5.16.5 in confidence to legal counsel, accountants, banks, financing sources, and their advisors solely in connection with complying with financial transactions or legal reporting requirements;

5.16.6 any disclosure required pursuant to any applicable securities or taxation regulations or laws; or

5.16.7 Siboney may issue the press release attached hereto as Exhibit D.

5.16.8 Merit may issue the Press Release attached hereto as Exhibit E .

5.17. No Admission. This Agreement, its existence, and any provision herein is not an admission of liability, in whole or in part, by any Party. Accordingly, this Agreement, its existence, and any provision herein shall not be considered, construed, or interpreted by, or presented to a court and its officers, a mediator, an arbitrator or other alternative dispute resolution professional, a juror, or other third party as an admission of liability.

5.18 Entire Agreement. This Agreement contains the entire understanding between the Parties and supersedes all earlier or contemporaneous communications, understandings, and agreements of and among the Parties with respect to the subject matter of this Agreement.

IN WITNESS WHEREOF, intending to be legally bound, Merit, Siboney, and SLG hereto have caused this Agreement to be executed by their duly authorized representatives and Marx has hereto executed this Agreement as of the dates set forth below.

Merit Audio Visual, Inc.	Siboney Corporation

/s/ Benjamin Weintraub	/s/ Timothy J. Tegeler

Name: Benjamin Weintraub	Name: Timothy J. Tegeler

Title: CEO	Title: CEO

Date: 12/14/2004	Date: 12/14/2004

Siboney Learning Group Inc.	Ernest R. Marx

/s/ Ernest R. Marx	/s/ Ernest R. Marx

Name: Ernest R. Marx	Name: Ernest R. Marx

Title: President

Date: 12/14/2004	Date: 12/14/2004

EXHIBIT A
(September 4, 1996 Software Distribution and License Agreement
and November 12, 1996 Amendment)

EXHIBIT B

(July 12, 2004 Consent Order)

EXHIBIT C
UNITED STATES DISTRICT COURT
EASTERN DISTRICT OF MISSOURI
EASTERN DIVISION

MERIT AUDIO VISUAL, INC. d/b/a MERIT SOFTWARE, Plaintiff, v. SIBONEY CORPORATION, SIBONEY LEARNING GROUP INC., and ERNEST R. MARX, Defendants.	) ) ) ) ) ) ) ) ) ) ) ) ) )	Case No. 4:04-cv-00785-ERW

STIPULATED ORDER OF DISMISSAL

It is hereby by stipulated by and between Plaintiff Merit Audio Visual, Inc. and Defendants Siboney Corporation, Siboney Learning Group, Inc., and Ernest R. Marx as follows:
1. All claims and counterclaims herein are dismissed with prejudice.
2. Each party to the litigation will bear his or its own attorneys fees and costs.
3. This suit is settled pursuant to the terms of a confidential Settlement Agreement. This Court shall retain jurisdiction over the enforcement of the Settlement Agreement.
4. The Consent Order entered on July 12, 2004 in this case will remain in full force and effect, except as to paragraph six thereof, which will be governed by the applicable terms of the Settlement Agreement, and this Court will retain jurisdiction over its enforcement.

KRAMER LEVIN NAFTALIS & FRANKEL LLP

Dated: January 18, 2005.	By: /s/
Gregor N. Neff
Theodore J. Mlynar
Jessica L. Turko
919 Third Avenue
New York, New York 10022-3852
Phone: (212) 715-9100
Fax: (212) 715-8000

Attorneys for Plaintiff

THOMPSON COBURN LLP

Dated: January 18, 2005.	By: /s/
Richard E. Haferkamp, # 3300
Nicholas B. Clifford, # 36551
Jacob S. Wharton, #106793
One US Bank Plaza
St. Louis, Missouri 63101
314-552-6000
314-552-7000 - facsimile

Attorneys for Defendants

SO ORDERED:

Date: January 18, 2005	/s/
Judge E. Richard Webber

CERTIFICATE OF SERVICE

I hereby certify that on ______________________, a true and accurate copy of the foregoing was served by facsimile and first class mail upon the following:

Hardy C. Menees
Joann Trog
Menees, Whitney, Burnet & Trog
121 West Adams
Kirkwood, Missouri, 63122

-and-

Gregor Neff
Theodore J. Mlynar
Jessica L. Turko
Kramer, Levin, Naftalis & Frankel, LLP
919 Third Avenue
New York, New York 10022-3852

EXHIBIT D

December 16, 2004

Company Press Release

Siboney Settles Claims in License Agreement Dispute

St. Louis - (Business Wire) - December 16, 2004 - Siboney Corporation (OTC BB: SBON) today reported that it has settled a lawsuit filed in federal court in St. Louis by Merit Software, involving breach of contract and copyright infringement claims against Siboney and breach of contract claims against Merit. Under the settlement agreement, none of the parties admitted liability for any of the claims and agreed to terminate their software licensing agreement as of December 31, 2005. Furthermore, Siboney agreed to continue to pay royalties due under the licensing agreement through its termination and to pay to Merit $465,000 upon execution of the settlement agreement plus additional payments of $100,000 for each of the next two years. In respect of the settlement, Siboney will record a pre-tax charge to earnings of $615,000 in its income statement for the quarter ended September 30, 2004.

Ernest R. “Bodie” Marx, President of Siboney Learning Group, commented “Based upon our review of the claims, as well as the uncertainties and expenses of continuing the litigation, we believe that it is in Siboney’s best interest to resolve all of these matters now, without admitting any liability.”

Contact:
Bodie Marx, 314-909-1670 ext. 110

Any forward-looking statement is necessarily subject to significant uncertainties and risks. The words “believes”, “anticipates”, “intends”, “expects” and similar expressions are intended to identify forward-looking statements. Actual results could be materially different due to various factors, including the level of education funding provided by federal and state governments, regulatory developments, product development and pricing strategies undertaken by our competitors and our ability to attract and retain key personnel. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

EXHIBIT E

LAWSUIT SETTLEMENT ENDS
EDUCATIONAL SOFTWARE LICENSE AGREEMENT

New York, New York December __, 2004

Merit Software, a New York educational software developer, announced today that its lawsuit against Siboney Corporation has been settled, with Siboney agreeing to pay Merit in excess of $600,000 over the next two years, agreeing to stop selling Merit’s software outside of the “schools” market, and agreeing to termination of Siboney’s license from Merit to sell its software in other markets. Under the settlement agreement, none of the parties admitted liability for any of the claims or counterclaims.
Merit had sued Siboney in June of this year in the Federal District Court in St. Louis for copyright infringement and breach of contract, and asked for damages and termination of the license. The charge of infringement was due to Siboney’s selling Orchard Home software containing Merit’s products. Merit alleged that Siboney’s license did not permit this because the license was limited to the “schools” market. Siboney filed a counterclaim against Merit, alleging numerous breaches of the license agreement and seeking damages.
Siboney agreed in July to immediately stop including Merit software in its Orchard Home products, and now has agreed to stop selling Merit software and to stop including Merit Software in any Siboney products in late 2005.
The current Orchard products that contain Merit Software include ESL Renegades, Grammar Renegades, Word Renegades, Paragraph Power, Reading Concepts and Reading for Critical Thinking.
The corresponding Merit products, which will continue to be sold by Merit are: ESL Fitness, Grammar Fitness, Vocabulary Fitness, Paragraph Punch, Accu-Reading, Reading Shape-Up, and Developing Critical Thinking Skills for Effective Reading.